     As filed with the Securities and Exchange Commission on March 15, 1994
                                                      Registration No. 33- -----
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                              HANOVER DIRECT, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               1500 Harbor Boulevard                       13-0853260
    (State or other jurisdiction of                Weehawken, New Jersey 07087          (I.R.S. Employer Identification
     incorporation or organization)                     (201) 863-7300                              Number)

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                            Michael P. Sherman, Esq.
                              Hanover Direct, Inc.
                             1500 Harbor Boulevard
                          Weehawken, New Jersey 07087
                                 (201) 863-7300
                      (Name, address, including zip code,
                      and telephone number, including area
                          code, of agent for service)

                                    Copy to:

                             Monte E. Wetzler, Esq.
                         Whitman Breed Abbott & Morgan
                                200 Park Avenue
                           New York, New York  10166
                                 (212) 351-3000

                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE


                                                                             Proposed        Proposed
                                                                              Maximum        Maximum
                                                                             Offering       Aggregate       Amount of
                                                         Amount to be          Price         Offering     Registration
  Title of Each Class of Securities to be Registered      Registered        Per Unit(1)      Price(1)          Fee
 9.25% Senior Subordinated Notes, Series A,             $14,000,000            100%        $14,000,000        $4,828
 Due August 1, 1998

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
                                ---------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================
                            Exhibit index on page --

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, Dated March 15, 1994
PROSPECTUS



                              HANOVER DIRECT, INC.

                                  $14,000,000
                        9.25% SENIOR SUBORDINATED NOTES
                          DUE AUGUST 1, 1998, SERIES A

                                 -------------

         This Prospectus relates to the offering from time to time of up to $14,000,000 aggregate principal amount of 9.25% Senior Subordinated Notes due August 1, 1998, Series A (the "Series A Notes") of Hanover Direct, Inc., a Delaware corporation (the "Company"), by a holder of such notes (the "Selling Noteholder"). See "The Selling Noteholder." The Company will not receive any proceeds from the sales of the Series A Notes by the Selling Noteholder. Pursuant to the terms of a registration rights agreement between the Company and the Selling Noteholder, the Company is paying the expenses for the registration of the Series A Notes being offered hereby.

         The Series A Notes are senior subordinated obligations of the Company unconditionally guaranteed, on a joint and several basis, by certain subsidiaries of the Company. The Series A Notes mature on August 1, 1998 and bear interest at the rate of 9.25% per annum. Interest on the Series A Notes is payable quarterly on July 1, October 1, January 1 and April 1 of each year.

         The Series A Notes will be offered by the Selling Noteholders from time to time following the date of this Prospectus. It is anticipated that sales of the Series A Notes being offered hereby, when made, will be made through privately negotiated transactions. Thus, the period of distribution of the SEries A Notes may occur over an extended period of time. See "Plan of Distribution."

         The Series A Notes are not listed on any exchange.

                             ----------------------

         REFERENCE IS MADE TO "RISK FACTORS" WHICH CONTAINS MATERIAL INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE SECURITIES BEING OFFERED HEREBY.
                         ------------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH --, 1994.

         No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus and, if given or made, such other information or representation should not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                  -------------------------------------------

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3, of which this Prospectus constitutes a part (together with any amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Series A Notes. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which may be contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission and to which reference is hereby made for further information with respect to the Company and the Series A Notes. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission referred to above. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the library of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated in this Registration Statement by reference: (a) the Annual Report on Form 10-K for the fiscal year ended January 1, 1994 of the Company and (b) the Current Reports on Form 8-K dated February 17, 1994 and March 10, 1994 of the Company.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 5(d) of the Exchange Act, prior to the termination of the offering of the Series A Notes shall be deemed to be incorporated by reference in this Registration Statement and to be a part of the Registration Statement from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to Michael P. Sherman, Executive Vice President, General Counsel and Secretary, Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07087. The Company's telephone number is (201) 863-7300.


                                  THE COMPANY

         The Company is a leading direct specialty retailer that publishes a portfolio of 14 branded specialty catalogs offering home furnishings, general merchandise and apparel. The Company's catalogs include Domestications, the nation's leading specialty home textile catalog, which has grown rapidly with revenues increasing from approximately $30 million in 1987 to approximately $311 million in 1993. The Company's portfolio of catalogs also includes Colonial Garden Kitchens, a leading specialty catalog featuring worksaving and lifestyle enhancing items for the kitchen and home. During 1993, the Company mailed approximately 322 million catalogs and had total revenues of approximately $643 million. The Company maintains a proprietary customer list, containing approximately 19 million names of customers who have made purchases from at least one of the Company's catalogs within the past 36 months. Since 1991, approximately seven million names have been added to the list. Approximately seven million of the names on the list represent customers who have made purchases from at least one of the Company's catalogs within the last 12 months.

         The Company is incorporated in Delaware with its principal executive office at 1500 Harbor Boulevard, Weehawken, New Jersey 07087. The Company's telephone number is (201) 863-7300.


                                  RISK FACTORS

         In addition to all the other information contained in this Prospectus and the documents incorporated by reference, prospective purchasers should consider the risk factors set forth below prior to deciding whether to invest in the Series A Notes offered hereby.

FUTURE OPERATING RESULTS

         The Company's continued revenue growth and positive net income will depend on its ability to increase catalog sales and to effectively monitor and control costs. There can be no assurance that the Company's future operations will generate net income. Furthermore, future operating results depend upon many factors, including general economic conditions, the ability of the Company to continue to attract and retain customers successfully, the level of competition and its ability to successfully identify, forecast and respond to customer preferences and fashion trends.

         The Company'sDomestications catalog is the nation's leading specialty home textile catalog with revenues of approximately $311 million in 1993, which constitute approximately 48% of the Company's revenues in 1993. A decrease in profitability of Domestications would have a material adverse effect upon the Company's financial position and results of operations.

RECENT ACQUISITIONS AND NEW BUSINESS DEVELOPMENTS

         The Company acquired three businesses during 1993: (i) in May, the Company acquired the assets ofGump's, the well known San Francisco retailer and a leading upscale catalog marketer of exclusive gifts; (ii) in August, the Company acquired the assets of The Company Store, an upscale direct marketer of down comforters and other down and related products for the home; and (iii) in September, the Company acquired the stock of Tweeds, the European inspired women's fashion catalog. None of these companies was profitable at the time of its acquisition by the Company. In addition, these acquisitions present relatively new market niches for the Company and the Company must successfully integrate and develop these newly acquired companies. There can be no assurance that the Company will be able to successfully integrate or develop these new businesses or improve their profitability.

         In addition, in January 1994, the Company entered into an agreement (the "Sears Agreement") with Sears Roebuck and Co. ("Sears") to produce specialty catalogs for the 23 million customers of the recently discontinued Sears catalog. The Sears Agreement represents the culmination of successful test marketing by Sears and the Company during 1993. The Sears Agreement contains increasing performance standards which must be met by the Company and which allow Sears to terminate the Sears Agreement upon noncompliance. There can be no assurance that the Company will be able to meet such performance standards.

COMPUTER SYSTEMS CONVERSION

         The Company is currently in the process of upgrading its management information systems by implementing new integrated software and migrating from a centralized mainframe to mid-range mini-computers. The Company currently estimates that the total cost to install and implement the new systems, including the cost of dedicated internal personnel, will be approximately $13 to $15 million. The Company plans to bring the new systems on-line for several catalogs in 1994 (during which time it will maintain its existing systems for its other catalogs) with the balance of the Company's catalogs to be brought on-line in 1995 . There can be no assurance that the new systems will be implemented as currently scheduled or that they will achieve the goals established by the Company, in which case the Company's financial position or results of operations may be adversely affected.

NEW FULFILLMENT FACILITY

         The Company owns an interest in the Roanoke, Virginia fulfillment center which services itsTweeds catalog. The Company plans to consolidate additional Apparel Group catalogs into this facility and to construct in 1994 an additional 500,000 square foot state-of-the-art facility on a separate site in Roanoke which, upon its completion, will handle all of Domestications fulfillment needs. The Company estimates that the total cost of this consolidation effort and the construction of the new facility will be approximately $18 million. Although the Company has carefully planned the transition to these facilities in phases, significant delays or serious unanticipated difficulties arising from the transition could adversely effect the Company's financial position or results of operations.

FOREIGN SOURCING

         Approximately 10% of the Company's merchandise is purchased directly from foreign suppliers. Although the Company believes that it has established close relationships with its principal manufacturing sources, the Company's future success will depend in some measure upon its ability to maintain such relationships.

         The Company's business is subject to the risks generally associated with conducting business abroad, including adverse fluctuations in currency exchange rates (particularly those of the U.S. dollar against certain foreign currencies), changes in import duties or quotas, the imposition of taxes or other charges on imports, disruptions or delays in shipments and transportation, labor disputes and strikes. The occurrence of any one or more of the foregoing could adversely affect the Company's financial position or results of operations. To date, these factors have not caused any material disruption of the Company's operations. Also, the Company conducts business with most of its vendors in United States currency and has not experienced any material difficulties as a result of any foreign, political, economic or social liabilities.

INCREASES IN COSTS OF MAILING, PAPER AND PRINTING

         Postal rate increases and paper and printing costs affect the cost of the Company's order fulfillment and catalog and promotional mailings. In 1993, the Company mailed approximately 322 million catalogs and the aggregate cost of mailing catalogs and other promotional materials, including printing and paper costs, totalled approximately $158 million. The Company has contracted for its paper needs through the end of 1994 and believes its paper costs are competitive at the present time. However, no assurance can be given that the Company will not be subject to a significant increase in paper costs. The Company anticipates a postal rate increase in 1995. Increases in postal rates or paper and printing costs could have a material negative impact on the Company's financial position and results of operations to the extent that the Company is unable to pass such increase directly on to customers or to offset such increase by raising selling prices or by implementing more efficient printing, mailing, delivery and order fulfillment systems.

CONSUMER SPENDING

         The success of the Company's operations depends upon a number of factors relating to consumer spending, including future economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. There can be no assurance that weak economic conditions or changes in the retail environment or other economic factors that impact the level of consumer spending would not have a material adverse impact on the Company.

COMPETITION

         The mail order catalog business is highly competitive. The Company's catalogs compete with other mail order catalogs and retail stores, including department stores, specialty stores and discount stores. A number of the Company's competitors have substantially greater financial, distribution and marketing resources than the Company. The recent substantial sales growth in the direct marketing industry has encouraged the entry of many new competitors and an increase in competition from established companies.

RELATIONSHIP WITH NAR

         NAR Group Limited, a British Virgin Island corporation or its affiliates ("NAR"), currently owns 54.3% of the Company's outstanding Common Stock on a fully-diiluted basis. Although pursuant to a stock purchase agreement between the Company and NAR, NAR has agreed to nominate only six of the Company's 11 Directors until 1996, NAR will have the power to elect the entire Board of Directors and, except as otherwise provided by law of the Company's Certificate of Incorporation, to approve any adction requiring shareholder approval without a shareholders meeting.

                       RATIO OF EARNINGS TO FIXED CHARGES

         For the purposes of calculating the ration of earnings to fixed charges, earnings consist of the amount of fixed charges plus earnings before income taxes and extraordinary items. Fixed charges consist of interest and the portion of rent deemed representative of the interest factor. For the years ended December 30, 1989, December 26, 1992 and January 1, 1994, the ratio of earnings to fixed charges was 1.04 to 1.00, 1.08 to 1.00 and 3.91 to 1.00, respectively. For the years ended December 29, 1990 and December 28, 1991, earnings as defined were less than fixed charges by approximately $1,236,000 and $50,856,000, respectively.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Series A Notes hereunder.

                       DESCRIPTION OF THE SERIES A NOTES

         The following general summary of the material terms of the Series A Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the pertinent portions of that certain Indenture dated as of August 17, 1993, amoung the Company, as issuer, and certain subsidiaries of the Company, as guarantors, and First Trust National Association, as trustee (the "Indenture").

General

         The Series A Notes are senior obligations of the Company subordinated in right of prior payment in full of all existing and future Senior Indebtedness of the Company pursuant to the terms of the Indenture and a certain subordination agreement dated as of August 17, 1993 among Congress Financial Corporation and Sun Life Insurance Company of America ("Sun Life"). The Company's obligations under the Series A Notes are absolutely and unconditionally guaranteed on a joint and several basis by certain Guarantor Subsidiaries of the Company.

         The Series A Notes will mature on August 1, 1998 and bear interest at 9.25% per annum. Interest on the Series A Notes is payable quarterly on July 1, October 1, January 1 and April 1 of each year to the persons who are the registered holders thereof at the close of business on June 15, September 15, December 15 and March 15, respectively. The Company will pay interest at 12.25% per annum on any overdue principal and prepayment charge and, to the extent permitted by applicable law, on any interest overdue (without regard to any applicable grace period), until same shall be paid.

         Interest on the Series A Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Company may pay principal and interest or premium, if any, by wire transfer and/or may mail an interest check to the registered address of a holder of the Series A Notes. Upon written request of a holder of Series A Notes in an aggregate principal amount equal to a least $1,000,000, the Company shall make payment of principal or interest or premium, if any, by wire transfer of immediately available funds to the wire address specified in such notice.

Redemption

         The Series A Notes are redeemable, at the option of the Company, in whole or from time to time in part in each case at the greater of (i) 100% of the outstanding principal amount, plus accrued interest and other amounts then due and owing on the Series A Notes to the redemption date, or (ii) the present value of the scheduled principal and interest payments due on such Series A Notes, computed using a discount rate equal to the Treasury Rate, plus accrued interest and other amounts then due and owing on the Series A Notes.

         If less than all the Series A Notes are to be redeemed, selection for redemption will be made by the Trustee on a substantially pro rata basis.

Limitation on the Incurrence of Additional Indebtedness

         At March 11, 1994, the Company had an aggregate of $26.1 million principal amount of indebtedness that by the terms of such indebtedness is senior in right of payment to the Series A Notes. This amount represents currently outstanding balance under the Company's $52.5 million three-year revolving credit facility. Pursuant to the terms of the Indenture, the Company and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume, guarantee, suffer to exist or otherwise in any manner become liable or commit to become liable with respect to any Indebtedness except for: (a) securities issued under the Indenture (the "Securities"); (b) certain Indebtedness existing as of August 17, 1993 (except Indebtedness which is to be repaid from the proceeds of the sale of the Securities); (c) intercompany Indebtedness between (i) the Company and a Restricted Subsidiary and (ii) a Restricted Subsidiary and another Restricted Subsidiary, provided that such





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
intercompany Indebtedness is fully subordinated in all respects to the Securities and subject to subordination provisions that are consented to in writing by a majority of holders in principal amount of the Securities; and (d) other Indebtedness that on a proforma basis, as if such Indebtedness were outstanding for the entire immediately preceding four (4) consecutive quarters, complies with all the terms, conditions and covenants of the Securities and the Indenture, provided, that (i) on the date such Indebtedness is incurred, created or assumed, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) if such Indebtedness is to be used to redeem any of the Securities pursuant to the terms of paragraph 5 of the Securities, such Indebtedness shall (x) have an interest cost that is equal to or less than the interest cost on the Securities any (y) not have an Average Life shorter that the remaining Average Life of the Securities at the time of such redemption.

Limitations on the Declaration of Dividends

         Pursuant to the terms of the Indenture, neither the Company nor the Guarantor shall directly or indirectly, nor cause or permit any Restricted Subsidiary or any person controlled by the Company, the Guarantor or any Restricted Subsidiary to, declare, pay or make any dividends or distributions on any shares of Capital Stock (other than dividends or distributions payable in the Guarantor's Capital Stock, or warrants to purchase the Guarantor's Capital Stock, or splitups or reclassifications of the Guarantor's Capital Stock into additional or other shares of the Company's or the Guarantor's Capital Stock or dividends from Consolidated Subsidiaries solely to the Company or Consolidated Subsidiaries of the Company), or pay any Management Fee permitted under Section 4.14 of the Indenture in excess of $750,000 in the aggregate in any fiscal year or make or permit or suffer to exist any Restricted Investments (collectively, "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment: (i) the aggregate amount of Restricted Payments (and to the extent applicable, the amount of any Restricted Payment shall be the original principal or capital or guarantee amount thereof less returns of principal or equity thereon without adjustment by reason of the financial condition or results of operations of any subsidiary or investment), declared, paid or made during the period beginning July 1, 1993 to an including the date any such Restricted Payment is made would not exceed twenty percent (20%) of aggregate Consolidated Net Income (plus, in determining the amount available to make any Restricted Payment consisting solely of a Restricted Investment, the amount of the net proceeds from the issuance and sale of Capital Stock by the Company, the Guarantor or any Restricted Subsidiary) for the period from July 1, 1993 to the end of the immediately preceding ended fiscal quarter at the date any such Restricted Payment is made (it being agreed that the amount of any Restricted Payment made by transfer of property of any Person other than cash shall be the greater of (A) the fair market value of such property, as determined in good faith by the Board of Directors of such Person and evidenced by Board Resolution or (B) the book value of such property); (ii) the Company could incur $1.00 of additional Indebtedness pursuant to the covenants of the Indenture, the CFC Credit Agreement and any other instrument or evidence of Indebtedness; and (iii) no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing.

Events of Default

         Each of the following is an "Event of Default" under the Indenture:
(1) the Company, the Guarantor or the Guarantor Subsidiaries default in the payment of interest or any other amounts owing on any Security when the same becomes due and payable and the Default continues for a period of ten (10) days; or the Distribution Facility Subsidiary defaults in the payment of interest or any other amounts owing on the Pledged Note when the same becomes due and payable; (2) the Company defaults in the payment of the principal of any Security when the same becomes due and payable at maturity, upon redemption or otherwise; or the Distribution Facility Subsidiary defaults in the payment of the principal of the Pledged Note when the same becomes due and payable upon demand, upon acceleration, upon redemption or otherwise; or the Company fails to pay to the holders any interest, principal, proceeds, assets or other amounts collected by the Company with respect to the Pledged Note within one day after receipt thereof; or any payment default occurs under the CFC Credit Agreement or any default under Section 6.18 or 6.19 of the CFC Credit Agreement occurs and continues for a period of forty-five (45) days; or the Trustee receives a Payment Block Notice pursuant to the Subordination Agreement; or any representation or warranty made in the Purchase Agreement or any other Document was false in any material respect on the date as of which made or deemed made;
(3) either the Company, the Guarantor or the Guarantor Subsidiaries fail to comply with any of its other agreements or covenants in, or provisions of, the Securities, the Indenture, the Guaranty or the other Documents to which it is a party and such failure shall have continued for a period of thirty (30) days after the earlier of written notice by the Trustee or when such failure shall first have become known to the Company, the Guarantor or the Guarantor Subsidiaries; (4) an acceleration of payment prior to scheduled maturity occurs under any mortgage, indenture, instrument or agreement under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company, the Guarantor or any of their subsidiaries in an aggregate amount in excess of $1,000,000 (other than the CFC Credit Agreement), whether such Indebtedness now exists or shall be created hereafter; (5) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company, the Guarantor or any Restricted Subsidiary and such remains undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such judgments exceeds $1,000,000; (6) the Company, the Guarantor or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing its inability generally to pay its debts as the same become due; (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against any of the Company, the Guarantor or any Restricted Subsidiary in an involuntary case, (B) appoints a Custodian of any of the Company, the Guarantor or any Restricted Subsidiary or for all or substantially all of the property of the Company, the Guarantor or any Restricted Subsidiary, or (C) orders the liquidation of any of the Company, the Guarantor or any Restricted Subsidiary, and the order or decree remains unstayed and in effect for 60 days; (8) there has occurred a revocation, suspension or involuntary loss of any material license, contract or franchise of the Company, the Guarantor or any Guarantor Subsidiary which results in the cessation of the operation of the business of any of such entities for a period of more than 30 consecutive days; (9) a court of competent jurisdiction enters a final judgment holding any of the Guaranty or any other Documents to be invalid or unenforceable and such judgment remains unstayed and is in effect for a period of 60 consecutive days; or if either the Company, the Guarantor or any Guarantor Subsidiary shall assert, in any pleading filed in such a court, that the Guaranty or any other Documents are invalid or unenforceable; (10) the Company, the Guarantor or any Guarantor Subsidiary default in the payment of any amounts due pursuant to the terms of the Purchase Agreement, the Registration Rights Agreement, the Registration Rights Agreement or the other Documents (other than payments already covered by subsection (1) and (2) hereof) when the same become due and payable; or (11) the Company or the Guarantor admits in any writing that it is unable to pay its debts as they become due.

         Within ninety (90) days after the end of each fiscal year and within forty-five (45) days after the end of each fiscal quarter, the Company and the Guarantor will deliver to the Trustee and holders of at least $1,000,000 in aggregate principal amount of the Series A Note an Officer's Certificate as to the absence of default and as to compliance with the terms of the Indenture.

Amendments and Waiver

         Pursuant to the terms of the Indenture, the holders of a majority in principal amount of the then outstanding Series A Notes may waive compliance with any provision of the Indenture, the Series A Notes or any related Document, including an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest of any Series A Notes.

         The terms of the Indenture, the Series A Notes and any other related Document may be amended with the written consent of the holders of at least a majority in principal amount of the then outstanding Series A Notes. However, without the consent of each Series A Note holder affected, an amendment or waiver may not: (i) reduce the amount of Series A Notes whose Holders must consent to an amendment or waive; (ii) reduce the rate of or change the time for payment of interest on any Series A Note; (iii) reduce the principal of or change the fixed maturity of any Series A Note or alter the redemption provisions with respect thereto;
(iv) make any Series A Note payable in money other than that stated in the Series A Note; (v) make any change in the waiver and amendment provisions of the Indenture or (vi) waive a default in the payment of the principal of, or interest or premium on, any Series A Note.

The Trustee

         First Trust National Association, whose address is First Trust Center, 180 East Fifth Street, P.O. Box 64111, St. Paul, Minnesota 55164, is the trustee under the Indenture. The Trustee may perform certain services for and transact other banking business with the Company from time to time in the ordinary course of business.


                               SELLING NOTEHOLDER

         All of the Series A Notes being offered hereby are being offered on behalf of the Selling Noteholder, Stately & Co., a nominee of Sun Life Insurance Company of America, 1999 Avenue of the Stars, Los Angeles, California 90067, which purchased $20,000,000 aggregate principal amount of Series A Notes from the Company pursuant to a Purchase Agreement dated as of August 17, 1993. The Selling Noteholder has indicated that it wishes to be in a position to sell all of the Series A Notes offered hereby. The aggregate principal amount of Series A Notes which may actually be sold by the Selling Noteholder will be determined from time to time by such Selling Noteholder and will depend on a number of factors including the price which may be obtained for the Series A Notes.


                              PLAN OF DISTRIBUTION

         The Series A Notes are being sold by the Selling Noteholder for its own account; the Company will not receive any proceeds from the sales of the Series A Notes by the Selling Noteholder. The Selling Noteholder is not restricted as to the price or prices at which it may sell its Series A Notes. The aggregate proceeds to the Selling Noteholder from the sale of the Series A Notes will be the purchase price of such Series A Notes sold less any agents' commissions and other expenses of issuance and distribution not borne by the Company. Further, the Selling Noteholder is not restricted as to the aggregate principal amount of Series A Notes which may be sold at any one time. It is anticipated that sales of the Series A Notes being offered hereby, when made, will be made through privately negotiated transactions.


                                    EXPERTS

         The consolidated balance sheets of Hanover Direct, Inc. (successor to The Horn & Hardart Company) and subsidiaries as of January 1, 1994 and December 26, 1992, and the related consolidated statements of income (loss), shareholders' (deficit) equity and cash flows for each of the three fiscal years in the period ended January 1, 1994 and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the change in its method of accounting for income taxes as discussed in Notes 1 and 10 to the consolidated financial statements.

         The consolidated balance sheets of Company Store Holdings, Inc. and subsidiaries (Debtors-in-Possession) as of August 1, 1992 and July 27, 1991, and the related consolidated statements of operations, shareholders' investment (deficit) and cash flows for each of the three years in the period ended August 1, 1992 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports which include an explanatory paragraph that describes Company Store Holdings, Inc.'s filing for bankruptcy and its ability to continue as a going concern, as discussed in Note 2 to the consolidated financial statements.

         The financial statements of Tweeds, Inc. as of and for the years ended June 30, 1991 and July 30, 1990 which are incorporated herein by reference, have been so included in reliance upon the report of Deloitte & Touche, independent auditors (of which the report contains explanatory language with respect to the substantial doubt about the entity's ability to continue as a going concern), incorporated herein by reference, given upon the authority of said firm as experts in auditing and accounting.

         The balance sheets of Tweeds, Inc. as of January 31, 1993 and February 2, 1992, and the related statements of operations, stockholders' equity and cash flows for the year ended January 31, 1993, and the period from July 1, 1991 to February 2, 1992 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Gump's Inc. at February 27, 1993 and February 29, 1992 and February 23, 1991 and for each of the three years in the period ended February 27, 1993, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph with respect to the Company's ability to continue as a going concern) appearing elsewhere herein are incorporated by reference. Such consolidated financial statements are included in reliance upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

         The legality of the Series A Notes offered hereby is being passed upon for the Company by Whitman Breed Abbott & Morgan, New York, New York.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.   Other Expenses of Issuance and Distribution.

           The estimated expenses in connection with the offering of the Series A Notes, which will be borne by the Company, are as follows:

           SEC registration fee . . . . . . . . . . . . . . . . . . . . . . . . . .        $   4,828
           Printing and engraving expenses  . . . . . . . . . . . . . . . . . . . .           20,000*
           Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . .           50,000*
           Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . .           20,000*
           Blue Sky fees and expenses (including counsel fees)  . . . . . . . . . .           20,000*
           Trustee's fees and expenses  . . . . . . . . . . . . . . . . . . . . . .           20,000*
           Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . . . . . .            5,172*
                                                                                           ---------

                             Total  . . . . . . . . . . . . . . . . . . . . . . . .        $ 140,000*
                                                                                           =========


- ------------------------
*  Estimated


ITEM 15.   Indemnification of Directors and Officers.

                 The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides the following with respect to the indemnification of directors, officers, employees and agents:

        (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Article SEVENTH of the Certificate of Incorporation of the Company (referred to therein as the "Corporation") provides, in pertinent part, as follows:

        Indemnification. Except as prohibited by Section 145 of the Delaware General Corporation Law, every director and officer of the Corporation shall be entitled as a matter of right to be indemnified by the Corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as an "action"); provided, however, that no such right of indemnification shall exist with respect to an action brought by a director or officer against the Corporation other than in a suit for indemnification as provided hereunder. Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the Corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. As used herein, "expense" shall include, among other things, fees and expenses of counsel selected by such person, and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

        Insurance; Other Funding. The Corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article Seventh. The Corporation may make other financial arrangements, which may include, among other things, a trust fund, program of self-insurance, grant of a security interest or other lien on any assets of the Corporation, or establishment of a letter of credit, guaranty or surety, to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

        Non-Exclusive; Nature and Extent of Rights. The right of indemnification provided for herein (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or article provision, vote of the stockholders or directors or otherwise, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were designated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (iv) shall be applicable to actions, suits or proceedings commenced after the adoption of this Article Seventh, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the adoption of any such amendment or repeal.

        Article IV of the Bylaws of the Company also contains the same provisions relating to the indemnification of directors and officers which are set forth in Article SEVENTH of the Certificate of Incorporation of the Company.

        The Company has insurance to indemnify its directors and officers against liabilities incurred as a result of serving in such capacity and has assumed the indemnification agreements H&H entered into with each of its directors. In addition, the Company has assumed the Shareholders' Agreement, dated October 25, 1991, among The Horn & Hardart Company ("H&H"), The Hanover Companies and North American Resources Limited ("NAR"), which provides for indemnification, to the fullest extent permitted by law, of NAR's designees to the Board of Directors of the Company (as a result of such assumption) against, among other things, all liabilities and claims arising out of their service in any capacity for or on behalf of the Company.

ITEM 16.  Exhibits.

           Exhibit                                                                           Page
           Number                 Description of Exhibit                                    Number
           ------                 ----------------------                                    ------
             4                    Indenture between Hanover Direct, Inc. and
                                  First Trust National Association, as
                                  Trustee, dated as of August 17, 1993
                                  (incorporated by reference to Exhibit
                                  4.1 to the Annual Report on Form 10-K of
                                  Hanover Direct, Inc. for the fiscal year
                                  ended January 1, 1994).                                    --

             5                    Opinion of Whitman Breed Abbott & Morgan as
                                  to the legality of the securities being registered.

            12                    Statement re computation of ratio
                                  of earnings to fixed charges.

            23.1                  Consents of Arthur Andersen & Co.

            23.2                  Consent of KPMG Peat Marwick.

            23.3                  Consent of Deloitte & Touche.

            23.4                  Consent of Ernst & Young.

            23.5                  Consent of Whitman Breed Abbott & Morgan
                                  (included in the opinion set forth as
                                  Exhibit 5 to this Registration Statement).                 --

            24                    Powers of Attorney of certain directors
                                  and officers of the Company (included on page
                                  II-7 of this Registration Statement).                      --

            25                    Statement of Eligibility and Qualification of
                                  First Trust National Association, as Trustee, on Form T-1 (to be filed by amendment).

ITEM 17.   Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Direct, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weehawken, State of New Jersey, on the 15th day of March, 1994.


                                                           HANOVER DIRECT, INC.



                                        By: /s/ Jack E. Rosenfeld
                                           ---------------------------------
                                           Jack E. Rosenfeld,
                                           President and Chief Executive Officer




                               POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack E. Rosenfeld, Wayne P. Garten and Michael P. Sherman, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 15, 1994.

                NAME                                                  TITLE
                ----                                                  -----
/s/ Alan G. Quasha                               Chairman of the Board and Director
- -------------------------------------
Alan G. Quasha


/s/ Jack E. Rosenfeld                            Director, President and Chief Executive Officer
- -------------------------------------            (principal executive officer)
Jack E. Rosenfeld


/s/ Wayne P. Garten                              Executive Vice President and Chief Financial Wayne P. Garten Officer
- -------------------------------------            (principal financial officer)



/s/ David E. Ullman                              Vice President, Controller
- -------------------------------------            (principal accounting officer)
David E. Ullman


/s/ Ralph Destino                                Director
- -------------------------------------
Ralph Destino


/s/ J. David Hakman                              Director
- -------------------------------------
J. David Hakman


/s/ S. Lee Kling                                 Director
- -------------------------------------
S. Lee Kling


                                                 Director
- -------------------------------------
Theodore H. Kruttschnitt


/s/ Jeffrey Laikind                              Director
- -------------------------------------
Jeffrey Laikind


/s/ Elizabeth Valk Long                          Director
- -------------------------------------
Elizabeth Valk Long


/s/ Edmund R. Manwell                            Director
- -------------------------------------
Edmund R. Manwell


/s/ Geraldine Stutz                              Director
- -------------------------------------
Geraldine Stutz


/s/ Robert F. Wright                             Director
- -------------------------------------
Robert F. Wright

                                                           EXHIBIT INDEX

           Exhibit                                                                           Page
           Number                 Description of Exhibit                                    Number
           ------                 ----------------------                                    ------
             4                    Indenture between Hanover Direct, Inc. and
                                  First Trust National Association, as
                                  Trustee, dated as of August 17, 1993
                                  (incorporated by reference to Exhibit
                                  4.1 to the Annual Report on Form 10-K of
                                  Hanover Direct, Inc. for the fiscal year
                                  ended January 1, 1994).                                    --

             5                    Opinion of Whitman Breed Abbott & Morgan as
                                  to the legality of the securities being registered.

            12                    Statement re computation of ratio
                                  of earnings to fixed charges.

            23.1                  Consents of Arthur Andersen & Co.

            23.2                  Consent of KPMG Peat Marwick.

            23.3                  Consent of Deloitte & Touche.

            23.4                  Consent of Ernst & Young.

            23.5                  Consent of Whitman Breed Abbott & Morgan
                                  (included in the opinion set forth as
                                  Exhibit 5 to this Registration Statement).                 --

            24                    Powers of Attorney of certain directors
                                  and officers of the Company (included on page
                                  II-7 of this Registration Statement).                      --

            25                    Statement of Eligibility and Qualification of
                                  First Trust National Association, as Trustee, on Form T-1 (to be filed by amendment).
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